EXHIBIT 10.15

                             LICENSE AGREEMENT



      THIS AGREEMENT ("Agreement") is made as of the 10th day of May 1999, by and between Famous Fixins, Inc. ("Licensee"), a corporation organized under the laws of the State of New York, having its principal place of business at 250 West 57th street, Suite 2501, New York, NY 10107, and Alonzo Mourning ("Licensor"), an individual of full age and majority, with an address c/o Falk Associates Management Enterprises ("FAME"), 5335 Wisconsin Ave, NW, Suite 850, Washington, DC 20015 (Attn: David Eyl).

      WHEREAS, Licensee manufactures celebrity food Products and has been granted the exclusive right to the use of the name and likeness of Licensor on and in connection with the development, manufacture, distribution, promotion, and sale of one (1) cereal product endorsed by Licensor ("the Product").

      NOW THEREFORE, in consideration of the mutual promises and undertakings contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties agree as follows:

      1. Grant of License. Licensor hereby grants Licensee the right to use the name, approved photograph, likeness, and biographical data of Licensor (the "Licensed Subject Matter") in connection with the development, manufacture, distribution, promotion, and sale of the Product ("the License"). This License shall be effective worldwide from May 1, 1999 through and including June 30, 2000 (the "Term"), unless terminated in accordance with the terms and conditions of Paragraphs 8 or 9 below.

      Subject to the above provisions, Licensee agrees that Licensor shall retain all rights in and to the Licensed Subject Matter and, whether during the Term or any extension thereof, Licensor shall not be prevented from using, permitting, and/or licensing others to use the Licensed Subject Matter in connection with the advertisement, promotion, and/or endorsement of any product or service except for ready-to-eat cereal.

      Licensee acknowledges that Licensor has a valid, existing, worldwide endorsement agreement, which grants exclusive rights to NIKE, Inc. in connection with shoes and apparel (the "NIKE Agreement"). Pursuant to the NIKE Agreement, Licensor is permitted to grant Licensee the right to produce, manufacture, distribute, and sell Licensor approved t-shirts and hats bearing the logo for "Zo's Summer Groove," a charity event run by Licensor (the "Apparel Products"), so long as the Apparel Products are manufactured by NIKE, Inc.

      Accordingly, Licensor hereby grants Licensee the right to produce, manufacture, distribute, and sell the Apparel Products, provided that such Apparel Products are sold exclusively on the back and side panels of the packaging of the Product ("Apparel Products"). Licensee agrees that any and all Apparel Products shall contain a logo for "Zo's Summer Groove," as well as the logo for the food Product produced. Prior to any manufacture, promotion, sale, advertisement, and/or distribution of the Apparel Products, Licensee agrees to submit such Apparel Products to FAME (Attn: David Eyl), for their prior written approval. Licensee agrees not to manufacture, promote, sell, advertise, and/or distribute any Apparel Products without written approval from FAME. Licensee further agrees that Licensee shall be responsible for any and all costs associated with the manufacture, promotion, sale, advertisement, and/or distribution of the Apparel Products, and that Licensor shall bear no costs whatsoever in connection with the Apparel Products.

      2. Licensee's Obligations. Licensee shall undertake to use its best efforts to develop, manufacture, distribute, promote, and sell the Product, provided, however, that Licensee shall in its sole and absolute discretion have the right to determine: (a) the type and quantity of Product developed and manufactured, (b) the markets in which the Product are distributed and sold; (c) the manner of distribution and sale of the Product; and (d) the volume and nature of advertising for the Product

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(subject to Paragraph Four (4) below).  Licensee shall pay all costs and expenses in connection with the development, promotion, manufacturing, packaging, shipping, distribution, sales and promotion of the Product. All rights, titles, and interests in and to the Product, their formulae and secret ingredients, and their packaging and labeling shall be, and they are specifically and entirely, reserved to Licensee and may be fully exploited without regard to the extent to which such rights may be competitive with this Agreement or the rights granted hereunder.

      3.    Licensor's Obligation.  Licensor agrees to be available for one
(1) personal appearance on behalf of the Licensee for the purposes of participating in a promotional press conference (the "Personal Appearance"). The Personal Appearance shall last no longer than two (2) hours, and shall take place in Miami, Florida at a date and time, and location compatible with Licensor's schedule and which is mutually convenient to Licensor and Licensee. The Personal Appearance shall be subject to Licensor's professional commitments. Licensee shall provide first-class round-trip limousine transportation in connection with the Personal Appearance. Failure to attend the Personal Appearance by Licensor due to any professional commitments shall not be deemed to be a breach of this agreement, including instances wherein Licensor's professional commitments arise after the scheduling of the Personal Appearance, provided however, that Licensor and Licensee reschedules the Personal Appearance at a mutually agreeable date, time, and location, subject to Licensor's professional commitments. In all such cases, Licensor shall bear no costs whatsoever, including by way of example, reliance costs of Licensee, for the Personal Appearance. Licensor shall make a good faith effort to furnish Licensee with sufficient information about the Licensor's schedule so that Licensee may adequately prepare its promotions and sales programs. Any and all publicity regarding the Product shall be issued only by Licensee.

      4. Quality Assurance. Licensee agrees that all use of the Licensed Subject Matter shall be only upon the Product manufactured by or for Licensee in accordance with quality standards approved by Licensor prior to the commencement of manufacturing of the Product. Licensee agrees to submit to Licensor and FAME (Attn: David Eyl), for their approval and review, a copy of any and all materials utilizing the Licensed Subject Matter at least fourteen
(14) days prior to their release to the general public; and Licensee further agrees that the same shall not be released without the prior written approval of FAME. Licensor and FAME agree, however, that they shall not unreasonable withhold or delay their approval of said materials and that in absence of disapproval, within ten (10) days of receipt thereof, said advertising and promotional materials shall be deemed approved.

      5. Compensation. For full and complete compensation to Licensor for entering into and performing the terms and conditions of the Agreement, and provided that Licensor completely perform his obligations hereunder, Licensee shall pay Licensor a license fee (the "Licensing Fee") in an amount equal to five percent (5%) of all monies received by Licensee as revenue derived from the sale of the Product ("Gross Receipts" less slotting fees). Licensor will also receive twenty five percent (25%) of Net profits derived from the sale of other related merchandise from the back panel or elsewhere on the packaging or promotional materials of the Product. "Net Profits" shall be defined as the aggregate of all revenues received through the sale and/or distribution of the Apparel Products, less the actual costs of the Apparel Products incurred by Licensee. In addition, as further consideration for this Agreement, Licensor has received a warrant to purchase 50,000 shares of the Company's unregistered common stock at the purchase price of $.15 per share (the "exercise price") with an expiration date of five (5) years from the date hereof.

      6. Accounting. Licensee shall render a detailed accounting to Licensor on a quarterly basis within 60 days after the first day of January, April, July, and October. Each accounting shall show both quarterly and cumulative Gross Receipts for the Product and shall be accompanied by the payment in full then due to the Licensor.

      7. Insurance. Licensee warrants that it has or will obtain, at its own cost and expense, a commercial general liability insurance policy in the amount of eight million dollars ($8,000,000) including coverage for Licensor (the "Policy"). The policy shall be issued by a major insurance carrier authorized to do business in all jurisdictions where the product is sold, and shall be maintained

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until Licensee's performance in connection with this
Agreement has been completed and shall name Licensor as an additional assured. Licensee shall furnish FAME (Attn: Gene Mason), with a certificate by no later than May 1, 1999, evidencing such insurance coverage, which shall state in substantial part:

      "Should any of the above described policies be cancelled before the expiration date thereof, the issuing company will endeavor to mail ten (10) days written notice to the certificate holder (Licensor) named to the left."

Failure to obtain insurance shall be considered a breach of this Agreement and shall give Licensor the right to terminate the Agreement. Upon such termination, Licensee shall forfeit all monies previously paid to Licensor, which shall be deemed liquidated damages. In all such instances, Licensee shall remain liable to Licensor for all compensation under this Agreement. Such liability shall be in addition to, and not in limitation of, any and all other remedies available to Licensor in law or equity.

      8. Licensor Termination. Licensor may terminate this Agreement upon thirty (30) days written notice if (a) Licensee breaches a material term of this Agreement and fails to remedy said breach within fifteen (15) days of its receipt of written notice of the breach; (b) Licensee becomes insolvent or files a petition in bankruptcy or (c) Licensee permanently discontinues production and distribution of the Product; (d) Licensee fails to make any payments to Licensor due under this Agreement. Should Licensor terminate this Agreement pursuant to this paragraph, the parties agree that Licensee shall have a period of sixty (60) days commencing upon the date of termination, in which Licensee shall be permitted to sell off any existing inventory of the Product that was manufactured prior to the date of termination (the "Sell-Off-Period"). At the conclusion of the Sell-Off-Period, all rights in and to the Licensed Subject Matter shall immediately, automatically, and irrevocably revert to Licensor, and Licensee shall have no further rights in and to the Licensed Subject Matter.

      9. License Termination. Licensee may terminate this agreement upon thirty (30) days written notice if (a) Licensor breaches a material term of this Agreement and fails to remedy said breach within fifteen (15) days of his receipt of written notice of the breach; (b) Licensor is convicted of a felony involving moral turpitude. Should Licensee terminate this Agreement pursuant to this paragraph, the parties agree that Licensee shall have a period of sixty (60) days commencing upon the date of termination, in which Licensee shall be permitted to sell off any existing inventory of the Product that was manufactured prior to the date of termination (the "Sell-Off-Period"). At the conclusion of the Sell-Off-Period, all rights in and to the Licensed Subject Matter shall immediately, automatically, and irrevocably revert to Licensor, and Licensee shall have no further rights in and to the Licensed Subject Matter automatically, and irrevocably revert to Licensor, and Licensee shall have no further rights in and to the Licensed Subject Matter.

      10. Indemnification. The parties hereto shall indemnify, defend, protect, and hold each other harmless from and against any and all actions, claims, suits, losses, judgements, penalties, liabilities, damages, costs and expenses, including, without limitation, reasonable attorney's fees and court costs, of whatever kind and nature imposed on, incurred by, or asserted, made, brought, or made against each other arising out of a party's breach of any of its representations, warranties, or obligations made pursuant to this agreement, or through the gross negligence or intentional acts of its officers, directors, employees, or representatives. Licensee agrees to protect, save, defend, indemnify, and hold harmless Licensor, FAME, their assigns, heirs, and employees from and against any and all expenses, damages, claims, suits, actions, judgements, and/or costs whatsoever, including attorney fees, arising out of, or in any way connected with, any claim or action arising out of this Agreement and/or the Product. The provisions of this section shall survive any termination or expiration of this Agreement.

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      11.   Assignment.  Neither Licensor nor Licensee shall assign this
Agreement without the prior written consent of the other party, except that Licensee shall have the right to assign this Agreement to any wholly owned subsidiary, or to any person, firm, or corporation owning or acquiring a majority of Licensee's stock or assets.

      12. Notices. Any notice to be hereunder shall be made in writing and shall be sent by certified U.S. mail, return receipt requested, postage paid. All notices to Licensor shall be sent to Alonzo Mourning, c/o FAME 5335 Wisconsin Ave NW, Suite 850, Washington DC, 20015 (Attn: David Eyl, cc: David A Bauman, Esq.), with a copy to: Jeffrey Wechsler, FAME, 2665 South Bayshore Drive, Suite 1004, Coconut Grove, FL 33133. All notices to Licensee shall be sent to Famous Fixins, Inc., 250 West 57th St., Suite 2501, New York, NY 10107.

      13. Relationship of the Parties. Nothing in this Agreement shall be construed to (a) give either party the power to direct or control the day to day activities of the other; (b) constitute the parties as partners, joint ventures, co-owners, or otherwise as participants in a joint and common undertaking; or (c) constitute Licensor, its agents, or employees as the agents or employees of Licensee or to grant them any power or authority to act for, bind or otherwise create any obligation on behalf of Licensee for any purposes whatsoever. Licensor shall be solely responsible for the payment of all taxes on compensation received under this Agreement. Accordingly, Licensee shall make no deductions for tax purposes from any compensation paid to Licensor.

      14. Governing Law and Jurisdiction. Any controversy or claim arising out of or relating to the construction of application of any terms, provisions, or conditions of this Agreement shall on the written request of any party hereto served on the other party, be submitted to arbitration and such arbitration shall comply with and be governed first, in accordance with the laws of the State of New York, and second, when not in conflict with the laws of the State of New York, by the provisions of the American Arbitration Association ("AAA"), as both are applicable contracts made and performed entirely within the state of New York. Such arbitration shall be binding on the parties.

      Said location of the arbitration shall be in the office nearest to Licensee's offices in New York City.

      The cost of arbitration shall be borne by the losing party or in such proportion as the arbitrator shall decide.

      Judgement on the award rendered by the arbitrator may be entered in any court in the world having jurisdiction,

      15. No Grant of NBA Trademark Rights. Licensor in no way grants, or purports to grant, to License any rights or uses of any names, logos, trademarks, service marks, etc. owned by the NBA, NBA Properties, and/or any NBA member team (including, but not limited to, the Miami Heat), including by way of example only, any photographs of licensor in a n NBA uniform or any reference to the NBA, NBA Properties, or any NBA member team (including, but not limited to, the Miami Heat).

      16. Confidentiality. Neither party shall disclose (or permit any third party to disclose) the financial or other material terms of this Agreement, with the exception only of either party's agents, attorneys, accountants, representatives or employees, except as may be required by law.

      17. Entire Agreement. This Agreement set forth the entire understanding of the parties with respect to its subject matter. No waiver, modification, or addition to this agreement shall be valid unless reduced to writing and signing by both parties. If any provision of this Agreement shall be held void, voidable, invalid, or inoperative, no other provision of this Agreement shall be affected as a result thereof, and, accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid, or inoperative provision had not been

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contained therein.  Notwithstanding the foregoing, in the event any provision is held void, voidable, invalid, or inoperative and impairs Licensee's right to manufacture, distribute, promote, or sell the Product, then Licensee may, upon notice to Licensor, terminate this Agreement.

       IN WITNESS WHEREOF, the parties have executed this agreement in New York, New York, on this day and year first above written.


LICENSEE:      FAMOUS FIXINS,INC.

               By: /s/ Jason Bauer
                  -----------------------
                   Jason Bauer, President




LICENSOR:       /s/ Alonzo Mourning
                -------------------
                Alonzo Mourning



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